Pricing Supplement dated April 23, 2008 (To Prospectus dated November 16, 2006 and Prospectus Supplement dated November 16, 2006)	Rule 424(b)(2) File No. 333-138755 Cusip No. 88319QM59
Textron Financial Corporation
Medium-Term Notes, Series F
Due Nine Months or More from Date of Issue
Textron Financial Canada Funding Corp.
Medium-Term Notes, Series F-CAD
Due Nine Months or More from Date of Issue
Fully and Unconditionally Guaranteed
by
Textron Financial Corporation
Fixed Rate
Issuer: Textron Financial Corporation

Principal Amount: $300,000,000	Interest Rate: 5.40% per annum

Issue Price: 99.952%	Original Issue Date : April 28, 2008

Agent’s Discount or Commission: $1,200,000	Stated Maturity Date: April 28, 2013

Net Proceeds to Issuer : $298,656,000
CALCULATION OF REGISTRATION FEE

Title of each class	Maximum Aggregate	Amount of
of securities offered:	Offering Price (1):	Registration Fee
Medium-Term Notes, Series F due April 28, 2013	$300,000,000	$11,790.00
TOTAL		$11,790.00

(1)	Excludes accrued interest, if any.

Interest Payment Dates:
☐	March 15th and September 15th
☒	Other: April 28th and October 28th

Regular Record Dates
(if other than the last day of February and August): April 13th and October 13th

Redemption:
☒	The Notes cannot be redeemed prior to the Stated Maturity Date.
☐	The Notes can be redeemed prior to the Stated Maturity Date. See Other Provisions
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
☒	The Notes cannot be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
☐	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):

Optional Repayment Price(s):
Specified Currency (if other than U.S. dollars):
Authorized Denomination (if other than $1,000 and integral multiples thereof):
Exchange Rate Agent:
Original Issue Discount: ☐ Yes ☒ No

Issue Price: %
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Agent:

☒	Merrill Lynch, Pierce, Fenner & Smith	☒	HSBC Securities (USA) Inc.
	Incorporated	☐	J.P. Morgan Securities Inc.
☐	Banc of America Securities LLC	☐	Tokyo-Mitsubishi International plc
☒	Barclays Capital Inc.	☐	UBS Securities LLC
☐	Citigroup Global Markets Inc.	☐	Wachovia Capital Markets, LLC
☐	Credit Suisse First Boston LLC	☐	Other:
☒	Deutsche Bank Securities Inc.

Agent acting in the capacity as indicated below:
☒	Agent	☐	Principal

If as Principal:
☐ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☐ The Notes are being offered at a fixed initial public offering price of % of the Principal Amount.
If as Agent:

The Notes are being offered at a Variable Price.

Other Provisions:
Terms are not completed for certain items above because such items are not applicable.